Exhibit 10.4

April 28, 2025

Li-Cycle Holdings Corp.

207 Queens Quay West

Suite 590

Toronto, ON M5J 1A7

Attention:	Jacqueline Dedo, Independent Board Chair

Dear Ms. Dedo:

This letter agreement (“Agreement”) sets out the terms and conditions upon which Li-Cycle Holdings Corp. (“Li-Cycle”) hereby engages BlueTree Advisors Inc. (“BlueTree”) as an independent contractor to provide the services below (the “Services”) to Li-Cycle and its direct and indirect subsidiaries (collectively, the “Li-Cycle Group”).

BlueTree agrees that the Services will be provided by William E. Aziz (“Aziz”) and that BlueTree may not provide the services of any person other than Aziz without the prior written approval of Li-Cycle as provided for below. BlueTree represents that Aziz has the capacity to spend the time required to effectively discharge the mandate under this Agreement, acting as the Chief Restructuring Officer (subject to the approval of the Board), foreign representative and Advisor to the Board of Directors of Li-Cycle (the “Board”) during the scope and term of this Agreement.

Services

The Services to be provided by BlueTree shall include, but are not limited to:

•	consulting with management and the Board and their advisors on matters with respect to the business and operations of the Li-Cycle Group;

•

providing such advice and assistance regarding the financial operations of the Li-Cycle Group as may be requested by the Board and in particular, monitoring the liquidity of the Li-Cycle Group while Li-Cycle and other members of the the Li-Cycle Group undertake any insolvency filing such as proceedings in respect of Li-Cycle and its North American subsidiaries (“Li-Cycle NA”) pursuant to the Companies’ Creditors Arrangement Act (Canada (“CCAA”) and Chapter 15 of the United States Bankruptcy Code (collectively, the “Insolvency Proceedings”);

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•

assisting with any plan of arrangement and/or restructuring or refinancing or recapitalization restructuring and/or orderly liquidation in respect of the business and assets of the Li-Cycle Group, including the completion of any sale or sales under the CCAA and related Chapter 15 proceedings, and completion of steps to address all remaining assets and complete the CCAA process and any related processes on terms satisfactory to the Li-Cycle Group (the “Restructuring”);

•

signing for or on behalf of the Li-Cycle Group, such documents, instruments, certificates or affidavits as may be required or requested to commence, prosecute, defend or implement a Restructuring or any legal proceeding involving the Li-Cycle Group, including acting as foreign representative in a Chapter 15 proceeding;

•

consulting with and assisting any financial advisors to the Li-Cycle Group, the Li-Cycle Group’s legal counsel, and the special committee of the Board or such other committee of the Board as may be designated (the “Special Committee”), in the implementation of a Restructuring and steps related thereto, including consideration of any Key Employee Retention Plans;

•

providing updates to, managing and engaging in discussions with, other senior members of management of the Li-Cycle Group, the Special Committee, and the various stakeholders of the Li-Cycle Group as may be required or requested;

•

attending court hearings and providing affidavits and declarations and court testimony, as appropriate, in the Insolvency Proceedings, and providing direction in relation to issues as and when necessary in the Insolvency Proceedings; and

•	providing such other related recapitalization, restructuring, financial and operational assistance as may be required or requested.

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Representations and Warranties

Information. The Li-Cycle Group represents and warrants to BlueTree, and will use its reasonable best efforts to ensure that all information (the “Information”) provided to BlueTree, directly or indirectly, orally or in writing, in connection with the BlueTree engagement hereunder will be accurate and complete in all material respects, will not be misleading in any material way and will not omit to state any fact or information which might reasonably be considered material to BlueTree performing its services hereunder. BlueTree will rely on the Information and shall be under no obligation to verify independently the accuracy or completeness of the Information provided to or otherwise obtained by it. BlueTree shall also be under no obligation to determine whether there have been any changes in such information or to investigate any change in such information occurring after the date any of the same were provided to or obtained by BlueTree.

Competence. BlueTree represents and warrants that Aziz has the necessary knowledge, experience and skill to carry out all contractual obligations under this Agreement and that it and Aziz shall do so honestly, in good faith and in a professional, competent and diligent manner. BlueTree and Aziz shall, at all times, act in the best interests of the Li-Cycle Group.

Fees and Expenses

BlueTree’s compensation for Services (the “Fees”) provided herein will be as follows:

•

a work fee of USD $75,000 per month (the “Work Fee”) payable monthly in advance by Li-Cycle NA commencing on the Start Date, or where this day falls on a non-business day, on the first business day thereafter. BlueTree shall be entitled to a Work Fee for a minimum period of three months from the Start Date, even if this Agreement is terminated by the Li-Cycle Group (other than as a result of a material breach of this Agreement by BlueTree or Aziz);

•

a fee equal to the greater of (x) 5% of the gross proceeds to Li-Cycle NA of a Restructuring completed during the term of this Agreement or within six (6) months thereafter, or (y) USD $500,000 (the “Restructuring Fee”), which, subject to Court approval, shall be payable in cash by Li-Cycle NA on the completion of all aspects of the Restructuring; provided that to the extent the Restructuring includes a credit bid, the Restructuring Fee attributable to the aggregate of all credit bid purchase price amounts shall not exceed $500,000 USD, and provided further that for greater certainty only one Restructuring Fee shall be payable;

Notwithstanding the foregoing, the Restructuring Fee will not be payable if the Li-Cycle Group terminates this engagement as a result of a material breach of this Agreement by BlueTree or Aziz, or if BlueTree terminates this Agreement for a reason other than the Li-Cycle Group’s material breach.

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BlueTree is responsible for any day to day expenses necessary for BlueTree or Aziz to provide the Services under this Agreement and such day to day expenses shall not be invoiced to the Li-Cycle Group. Notwithstanding the foregoing, Li-Cycle NA shall reimburse BlueTree for its reasonable out-of-pocket expenses including, but not limited to, legal fees (except as otherwise provided for in the indemnity below), travel and communications expenses, courier charges and accommodation expenses. Such reimbursable expenses will be payable on receipt of BlueTree’s invoices by Li-Cycle NA.

BlueTree may be required to charge and remit taxes in respect of the Fees including Harmonized Sales Tax (“HST”). Where such tax is applicable, an additional amount equal to the amount of tax owing thereon will be charged to and payable by Li-Cycle NA, in addition to the Fees. BlueTree shall provide its HST registration number in writing to Li-Cycle NA promptly upon execution of this Agreement.

All payments made by Li-Cycle NA to BlueTree shall be made without statutory deductions in respect of, but not limited to, the Income Tax Act, Canada Pension Plan Act, or Employment Insurance Act. Any other remittances in respect of, but not limited to, the Workplace Safety and Insurance Act, 1997 and Employer Health Tax are the sole responsibility of BlueTree. BlueTree acknowledges responsibility for arranging and paying all applicable payments, contributions, premiums, and/or penalties under any federal or provincial legislation with respect to the services provided under this Agreement.

In the event the Li-Cycle Group is found liable to remit statutory deductions or remittances owing by, on account of, or in connection with the services provided pursuant to this Agreement, BlueTree agrees to indemnify the Li-Cycle Group and hold the Li-Cycle Group harmless from and against any and all liabilities, losses, claims, actions, damages, costs, and expenses to which the Li-Cycle Group may become subject by reason of, or arising out of any failure to remit those statutory deductions or remittances, including penalties and interest as well as any costs or expenses incurred in defending such claims or demands. Further, BlueTree shall indemnify and save the Li-Cycle Group harmless from and against any and all liabilities, losses, claims, actions, damages, costs, and expenses to which the Li-Cycle Group may become subject arising from any claim that that Aziz is an employee of the Li-Cycle Group or any part of the Li-Cycle Group and not an independent contractor, including penalties and interest as well as any costs or expenses incurred in defending such claims or demands.

Fees will be paid by Li-Cycle NA upon receipt of a properly prepared invoice from BlueTree.

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Other Services

If BlueTree is required to perform services in addition to those described above or to provide services of other individuals aside from Aziz, then the terms and conditions relating to such services will be outlined in a separate agreement and the fees for such services will be in addition to the fees payable hereunder and will be negotiated separately and in good faith. Any agreement for other services must be pre-approved in writing by the Li-Cycle Group.

Indemnity

Li-Cycle NA has represented that it has officer insurance coverage and has provided a copy of same to Aziz. Li-Cycle NA will maintain, to the extent possible or practicable, the officer insurance coverage that was in place as at the date of execution of this Agreement, or coverage substantially comparable to that insurance that includes confirmation, in writing, from the underwriters that Aziz is fully covered by the insurance as an officer of Li-Cycle NA.

Subject to section 136 of the Ontario Business Corporations Act and the regulations thereunder), except in respect of an action by or on behalf of Li-Cycle or Another Body Corporate to procure a judgement in its favour, Li-Cycle NA shall indemnify BlueTree and Aziz (the “Blue Tree Group”), and the heirs and legal representatives of such Blue Tree Group member, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such Blue Tree Group member in respect of any civil, criminal or administrative proceeding to which such Blue Tree Group member is made a party by reason of being or having been an officer of Li-Cycle or Another Body Corporate, as the case may be, if: (a) such Blue Tree Group member acted honestly and in good faith with a view to the best interests of Li-Cycle or Another Body Corporate, for which such Blue Tree Group member acted as an officer or in a similar capacity at the request of the Li-Cycle Group, as the case may be; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such Blue Tree Group member had reasonable grounds for believing that the conduct was lawful.

BlueTree and Aziz may retain counsel to separately represent it or him in the defence of a claim, which shall be at Li-Cycle NA’s expense if (i) the Li-Cycle Group does not assume the defence of a claim within 20 business days of receipt of an Indemnification Notice, (ii) the Li-Cycle Group agrees to separate representation or (iii) BlueTree and/or Aziz is advised by independent legal counsel that there is an actual or potential conflict in the Li-Cycle Group’s and BlueTree’s and/or Aziz’s respective interests .

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Promptly after receiving notice of any action, suit, proceeding or claim against either of BlueTree or Aziz or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought in accordance with the terms of this Agreement from the Li-Cycle Group, BlueTree and/or Aziz shall notify the Li-Cycle Group in writing of the particulars thereof (an “Indemnification Notice”), and provide the Li-Cycle Group an opportunity to reasonably defend or settle the claim, failing which the above indemnity will not apply.

In connection with this Agreement, BlueTree and Aziz agree to indemnify the Li-Cycle Group, and the successors and legal representatives of such person, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of BlueTree or Aziz having failed to act honestly and in good faith with a view to the best interests of the Li-Cycle Group or Another Body Corporate; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person having no reasonable grounds for believing that the conduct was lawful.

“Another Body Corporate” as used herein means a body corporate of which Li-Cycle was a shareholder or creditor.

Security for Fees and Indemnity

In the event that Li-Cycle or any member of Li-Cycle NA seeks a court order granting an administrative charge to secure the fees and disbursements owing to Li-Cycle NA or the Li-Cycle Group’s advisors, Li-Cycle and/or Li-Cycle NA agrees to request that such charge secure the Fees payable to BlueTree. In the event that Li-Cycle NA seeks a court order securing the indemnity granted to its directors and officers, Li-Cycle NA agrees to request that such charge secure the indemnity granted to BlueTree and Aziz hereunder.

Survival of Terms and Termination

This engagement shall take effect upon the execution of this Agreement and may be terminated by a written notice to that effect:

(a)	by the Li-Cycle Group; or

(c)	by BlueTree;

in each case upon not less than 10 days’ written notice to that effect to the other party (the “Termination Date”).

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Upon the termination of this Agreement for any reason,

a)

BlueTree and Aziz shall immediately deliver to Li-Cycle all property of the Li-Cycle Group that is in the possession of BlueTree or Aziz at the time of termination of this Agreement. BlueTree and Aziz shall take measures to ensure that it retains no copies of the Li-Cycle Group records, electronic or otherwise, following the return of the Li-Cycle Group property, and ay any debts that may be owing to the Li-Cycle Group;

b)

the obligations of either party to indemnify the other, to pay any amounts due to the other pursuant to this Agreement, including fees, expenses and tax, the representations and warranties contained herein in connection with this Agreement, the Confidentiality and Non-Solicitation Agreement set out herein, and the obligations arising from the “Other Matters” section, below, will survive.

Confidentiality and Non-Solicitation

As a condition of this Agreement, Li-Cycle acknowledges that BlueTree and Aziz have signed the Mutual Non-Disclosure Agreement attached as Schedule “A”.

Other Activities

The Li-Cycle Group acknowledges that Aziz serves as a director of a number of other corporations which are not directly competitive with the Li-Cycle Group and its affiliates and that BlueTree provides services to other clients. BlueTree covenants that, on a go-forward basis, these other activities will not interfere with BlueTree’s ability to provide the services contemplated by this Agreement and that it will ensure that Aziz devotes his time, as required, to the services contemplated by this Agreement.

Relationship of Parties

Li-Cycle and BlueTree acknowledge that BlueTree is an independent contractor. Nothing in this Agreement shall constitute or shall be construed to constitute a partnership, joint venture, franchise, agency or employment relationship between the Li-Cycle Group (or any member of it) and BlueTree or Aziz. This Agreement shall constitute and shall at all times be construed to constitute an independent contractual relationship between Li-Cycle, the members of the Li-Cycle Group, and BlueTree. Without limiting the generality of the foregoing, BlueTree and Aziz acknowledge and agree that Aziz is not (and will not be by operation of this Agreement or otherwise) an employee of the Li-Cycle Group (or any member of it).

BlueTree and Aziz will provide, at their own risk and expense, all equipment, supplies and tools which may be required to perform the Services, and will be solely responsible for obtaining all necessary licenses and permits and for complying with all applicable laws in connection with the provision of the Services.

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Mediation and Arbitration

In the event of any dispute, claim, question or difference arising out of or relating to this Agreement or the provision of services by BlueTree as contemplated by this Agreement (including, without limitation, any issue relating to the formation, existence, validity, enforceability, performance, interpretation or termination of this Agreement or the respective rights and obligations of the parties pursuant to this Agreement) (the “Dispute”), upon notice by any party to the other party specifying particulars of the Dispute, the parties shall use their best efforts to settle such Disputes, by consulting and negotiating with each other, in good faith and understanding of their mutual interests, to reach a just and equitable resolution satisfactory to each of the parties promptly.

If the parties do not reach resolution of the dispute within seven (7) days thereafter, any party may deliver notice (the “Arbitration Notice”) to the other party requiring resolution of the Dispute by arbitration, in which case the Dispute shall be finally resolved by arbitration by a sole arbitrator (the “Arbitrator”) in accordance with the Arbitration Act, 1991 (Ontario)) in Toronto, Ontario at ADR Chambers under the ADR Chambers Arbitration Rules. If the Parties cannot agree upon an arbitrator within 10 days of delivery of written notice of a dispute then the parties agree that ADR Chambers shall act as the appointing authority. The parties to this Agreement and to any arbitration conducted hereunder, including those adhering by way of consolidation, integration, joinder or intervention, shall be bound by, recognize and comply with the award of the Arbitrator.

Other Matters

This Agreement will enure to the benefit of and be binding upon the parties hereto. This Agreement shall be governed by and construed in accordance the laws of the Province of Ontario and the federal laws of Canada applicable therein. All financial references in this Agreement are to United States dollars. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof. Headings are used for convenience of reference only and shall not affect the interpretation hereof. This Agreement is the entire agreement between the parties and replaces all prior agreements or understandings; there is no term, condition, warranty or representation, collateral or otherwise, that exists between the parties, other than those contained in this Agreement, including any schedules. Any modifications or amendments to this Agreement shall be made in writing and signed by both parties.

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Notices

All notices or other communications under this letter shall be in writing and e-mailed or faxed or delivered by personal delivery, if to Li-Cycle at:

Li-Cycle Holdings Corp.

207 Queens Quay West

Suite 590

Toronto, ON M5J 1A7

Attention: Jacqueline Dedo, Independent Board Chair

with a copy to: Heather Meredith

and if to BlueTree:

BlueTree Advisors Inc.

32 Shorewood Place

Oakville, ON L6K 3Y4

Attention: William Aziz

or as each party may specify in written notice to the other party. Its notices and communications shall be effective when e-mailed or delivered as the case may be or, if such day is not a business day, on the first business day thereafter.

Please confirm that the foregoing is in accordance with your understanding by signing and returning the attached duplicate copy of this Agreement which will thereupon become a binding agreement. This Agreement will be executed in counterparts.

(signatures on the next page – remaining left blank)

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Yours very truly,

BLUETREE ADVISORS INC.

by:	/s/ William E. Aziz
William E. Aziz I have the authority to bind the Corporation

Accepted and agreed to as of April 28, 2025

LI-CYCLE INC.

by:	/s/ Jacqueline Dedo
Jacqueline Dedo I have the authority to bind the Corporation